UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
September 1, 2015 (August 26, 2015)

W.W. Grainger, Inc.
(Exact name of Registrant as Specified in its Charter)

Illinois	1-5684	36-1150280
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Grainger Parkway, Lake Forest, Illinois  60045
(Address of Principal Executive Offices and Zip Code)

(847) 535-1000
(Registrant's Telephone Number, Including Area Code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.
The information in Item 2.03 below is incorporated herein by reference in its entirety.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
As previously disclosed, on July 30, 2015, W.W. Grainger, Inc., an Illinois corporation (“Grainger”), and GWW UK Holdings Ltd, a company incorporated and registered in England and Wales and an indirect, wholly owned subsidiary of Grainger (“Purchaser”), entered into an Agreement (the “Purchase Agreement”) with Gregory Family Office Limited, a company incorporated and registered in England and Wales (“Seller”), and Michael Gregory, pursuant to which Purchaser agreed to purchase all of the issued share capital (the “Shares”) of Cromwell Group (Holdings) Limited, a company incorporated and registered in England and Wales (“Cromwell”), from Seller (the “Acquisition”). The Acquisition closed on September 1, 2015, upon which Cromwell became a direct, wholly owned subsidiary of Purchaser.

In connection with the Acquisition, on August 26, 2015, Grainger and Purchaser entered into a Facilities Agreement (the “Facilities Agreement”) with Lloyds Bank PLC and Lloyds Securities Inc., as mandated lead arrangers, Lloyds Bank PLC acting as agent (the “Agent”), and the financial institutions listed on Schedule 1 thereto (the “Lenders”). The Facilities Agreement provides for term loans of £160,000,000 (“Facility A”) and revolving credit facilities of up to £20,000,000 (“Facility B” and together with Facilities A, the “Loans”). The Purchaser used the proceeds of Facility A to pay (a) to Seller a portion of the purchase price for the Shares due under the Purchase Agreement and (b) certain costs related to the Acquisition.

Upon the consummation of the Acquisition, Cromwell became an additional borrower under the Facilities Agreement (together with Purchaser, the “Borrowers” and, each individually, a “Borrower”) and has the right to obtain advances under Facility B. The Borrowers intend to use the proceeds of Facility B for general corporate and working capital purposes.

The principal amount of Facility A will be repaid in installments of £4,000,000 payable on the last days of February and August commencing February 29, 2016 through and including February 29, 2020 with any remaining outstanding principal amount being due and payable on the fifth anniversary of the date of the Facilities Agreement. Facility B must be generally repaid at the conclusion of each interest period set forth in the Facilities Agreement, except as otherwise provided in the Facilities Agreement. The Loans will initially bear interest at the London Interbank Offered Rate set forth in the Facilities Agreement plus a margin (the “Margin”) of 0.75% per annum. At any time after the date of the Facilities Agreement, the Margin may be adjusted within a range of 0.75% to 3.0% per annum depending on the unsecured non-credit enhanced long-term funded debt rating of Grainger. The Loans may be prepaid, at any time, in whole or in part without premium or penalty.

The Facilities Agreement is unsecured. The obligations of the Borrowers under the Facilities Agreement are unconditionally guaranteed by Grainger.

The Facilities Agreement contains customary representations and warranties and customary affirmative and negative covenants for agreements of this type. Such covenants include delivery of financial information, notification of certain defaults and adverse events, as well as notification of any change to Grainger's debt ratings, compliance with certain “know your customer” requirements of the Agent and the Lenders, preservation of corporate existence, maintenance of property and insurance, payment of taxes and other obligations, compliance with law, compliance with ERISA, maintenance of books and records and rights of the Agent and the Lenders to inspect books and records, compliance with environmental laws, compliance with the PATRIOT Act and sanctions laws and regulations, undertaking of the Loans to rank at least pari passu with other obligations, limitations on security, disposal of assets, consolidations and mergers, loans and investments, subsidiary indebtedness, transactions with affiliates, use of proceeds, ERISA violations, change in business, subsidiary dividends and modifications to documentation related to the Acquisition.

The Facilities Agreement includes customary events of default, including failure to timely pay interest, principal or costs, breach of representations and warranties, violations of sanctions or anti-terrorism laws, breach of affirmative or negative covenants, cross acceleration, insolvency, ERISA violations, judgments, change of control or ownership and illegality or repudiation by Grainger or any Borrower of its obligations under the Facilities Agreement. Upon the occurrence of an event of default, the Agent may, and will at the direction of the Lenders whose commitments aggregate more than two-thirds of the total commitments under the Facilities Agreement, take certain actions, including the acceleration of repayment of all or part of the outstanding Loans.

Certain Lenders and/or their affiliates have performed, or may in the future perform, various commercial banking, lending, investment banking, financial advisory, trustee, hedging or other services for Grainger and/or subsidiaries and affiliates of Grainger, including the Borrowers, for which they have received or will receive customary fees and reimbursement of expenses.

The foregoing description of the Facilities Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Facilities Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01   Other Events.
On September 1, 2015, Grainger issued a press release announcing the completion of the Acquisition pursuant to the Purchase Agreement, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Document Description
10.1
£180,000,000 Facilities Agreement, dated as of August 26, 2015, by and among GWW UK Holdings Ltd, W.W. Grainger, Inc., the lender parties thereto, Lloyds Bank PLC and Lloyds Securities Inc., as Arrangers, and Lloyds Bank PLC, as Agent

99.1	Press Release of W.W. Grainger, Inc., dated September 1, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: September 1, 2015

W.W. GRAINGER, INC.

By:	/s/ John L. Howard
Name: John L. Howard Title: Senior Vice President and General Counsel

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